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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE - November 5, 1998

CONTACT:  Clifford R. Borland
          President and Chief Executive Officer
          NS Group, Inc.
          (606)292-6809

                NS GROUP, INC. DECLARES DIVIDEND DISTRIBUTION
                      OF PREFERRED STOCK PURCHASE RIGHTS

         NEWPORT, KENTUCKY - On November 5, 1998, the Board of Directors of NS Group, Inc. (NYSE: NSS) approved the adoption of a Shareholder Rights Plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to shareholders. The plan is similar to the plan first adopted by NS Group in 1988, which expires on November 17 of this year.

         Clifford R. Borland, Chairman of the Board of Directors stated, "The Board of Directors determined that adopting the Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders. We are particularly concerned that the future benefits of current programs and initiatives could be denied to shareholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

         The Shareholder Rights Plan provides for a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of NS Group, Inc. common stock. The dividend distribution will be made to shareholders of record on November 17, 1998. Each shareholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to shareholders.

         The Rights will be exercisable only if a person or group (except for certain exempted persons or groups) acquires 20% or more of NS Group, Inc.'s common stock or announces a tender offer which would result in ownership of 20% or more of the common stock. The Rights entitle the holder to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock at an exercise price of $40.00 and will expire on November 17, 2008.

         Following the acquisition of 20% or more of NS Group, Inc.'s common stock by a person or group, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

         NS Group, Inc. will be able to redeem the Rights at $0.005 per Right at any time until a person or group acquires 20% or more of the Company's shares.

         A letter outlining the Shareholder Rights Plan in more detail will be sent to the Company's shareholders following the record date.


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         NS Group, Inc. is a holding company that owns three operating subsidiaries: Newport Steel Corporation, a manufacturer of welded tubular steel products and hot rolled coils; Koppel Steel Corporation, a manufacturer of seamless tubular steel products and special bar quality products; and Imperial Adhesives, Inc., a manufacturer of industrial adhesives products. NS Group, Inc.'s common stock (symbol: NSS) is traded on the New York Stock Exchange.

         This report contains forward-looking information with respect to the Company's operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the Company's Form 10-K for its fiscal year ended September 27, 1997.